FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

Date of Report (Date of earliest event reported) December 14, 2009

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
 (Exact Name of Small Business Issuer as specified in its charter)

Colorado	000-52533	20-8097439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 North College Ave, Suite 200
Fort Collins, Colorado 80524
 (Address of principal executive offices including zip code)

(970) 530-0325
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to "us," "we," or "the Company" refer to Across America Real Estate Exchange, Inc.

Item 8.01 Other Events

On December 10, 2009, we executed a non-binding term sheet with Accredited Members, Inc. (AMI), a private Colorado corporation, whereby we would acquire AMI in a reverse merger transaction. Upon closing the transaction, we would issue a total number of common shares to the AMI shareholders in exchange for all of their ownership interests in AMI such that they would own approximately 90.2% of the combined company. The current shareholders of the Company would own approximately 9.8% of the combined company after the closing of the transaction.

Upon the closing of the merger, the officers of AMI would become our officers and our board of directors would consist of five members, two to be designated by AMI, one to be designated by our shareholders, and two to be designated jointly by AMI and our shareholders.

The closing of this transaction is subject to certain contingencies: satisfactory due diligence by us and AMI; approval of the transaction by AMI shareholders; audited financial statements from AMI; and the execution of a one year share lockup agreements by all AMI shareholders.

AMI was established to provide the most efficient and powerful system to assist investors and companies in finding one another, discovering new investment ideas, accessing independent research, and learning from successful investors. AMI’s program is focused to achieve this plan through an interactive, proprietary web site and through conferences held eight times a year all over the United States. This community made up of private equity firms, investment bankers and high net-worth investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on December 14, 2009.

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
a Colorado corporation

By:	/s/ Brian L. Klemsz
Brian L. Klemsz, President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Accounting and Financial Officer)